FOR IMMEDIATE RELEASE

For more information, contact:

Nicki Andalon	Lasse Glassen
Chief Financial Officer	General Information
Qualstar Corporation	Financial Relations Board
(805) 583-7744	(213) 486-6546
nandalon@qualstar.com	lglassen@mww.com

QUALSTAR RECEIVES NASDAQ NOTIFICATION REGARDING STOCK LISTING

SIMI VALLEY, Calif., February 25, 2010 — Qualstar® Corporation (Nasdaq: QBAK), a manufacturer of automated tape storage solutions and high-efficiency power supplies, announced that it received a letter from Nasdaq on February 19, 2010, notifying the Company that it is not in compliance with Nasdaq Marketplace Rule 5605(e), which sets forth requirements relating to the process for selecting nominees for election to the board of directors.  Under this rule, nominees for a company’s board of directors must be selected, or recommended to the board of directors for selection, either by a committee comprised solely of independent directors, or by a majority of the independent directors in a vote in which only independent directors participate.  It has been Qualstar’s practice, however, to approve director nominees by a unanimous vote of the full board.

In order to maintain its listing on The Nasdaq Stock Market, Qualstar will submit a written plan to regain compliance with this rule no later than March 15, 2010.  The plan will be adopted by Qualstar’s full board as soon as practicable after it has been approved by Nasdaq.

About Qualstar Corporation
Qualstar manufactures automated tape libraries and power supplies. Its products are known throughout the world for energy efficiency and rugged, Simply Reliable designs yielding years of trouble-free operation.  Qualstar tape libraries are sold, installed and supported worldwide to backup, archive and protect data from incidental and catastrophic loss.  Its N2Power brand high efficiency, ultra small switching power supplies are sold to OEM manufacturers worldwide, where very low power consumption is required.  Qualstar Corporation is publicly traded on the NASDAQ National Market under the symbol QBAK. More information is available at www.qualstar.com or by phone at 805-583-7744.

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